EXHIBIT 16
KPMG LLP
Stamford Square
3001 Summer Street
Stamford, CT 06905
August 23, 2005
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Sturm, Ruger & Company, Inc. and, under the date of March 8, 2005, we reported on the financial statements of Sturm, Ruger and Company, Inc. as of and for the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004. On July 29, 2005, our appointment as principal accountants was terminated. We have read Sturm, Ruger & Company, Inc.’s statements included under Item 4.01 of its Form 8-K/A dated August 23, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Sturm, Ruger & Company, Inc.’s statements that 1) it has appointed McGladrey & Pullen LLP as its independent auditors, and 2) that McGladrey & Pullen LLP was not consulted regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
Very truly yours,
/s/ KPMG LLP